250 Glen Street Glens Falls, NY 12801
NASDAQ® Symbol: "AROW" Website: arrowfinancial.com Media Contact: Dori McDannold Tel: (518) 415-4313

Arrow Reports $11.0 million in Q3 Net Income as COVID-19 Response Continues

•Net income was $11.0 million and diluted earnings per share (EPS) were $0.71 for the third quarter.
•Key profitability ratios were strong in the third quarter with return on average assets (ROA) of 1.23% and return on average equity (ROE) of 13.55%.
•Third quarter revenue increased $3.6 million, or 11.9%, over the prior year comparative quarter.
•Deposits were $3.3 billion at September 30, 2020, up $196.1 million from the previous quarter.
•$142.7 million in Small Business Administration Paycheck Protection Program loans have been funded.
•Provision for loan losses was $2.3 million in the third quarter, reflecting the continued uncertainty of the COVID-19 pandemic.

GLENS FALLS, N.Y. (October 21, 2020) – Arrow Financial Corporation (NasdaqGS® – AROW) announced operating results for the three month and nine month periods ended September 30, 2020. Net income for the third quarter of 2020 was $11.0 million, compared to $10.1 million in the third quarter of 2019. Net interest income increased to $24.9 million in the third quarter of 2020, compared to $22.3 million for the comparable quarter of 2019.

Arrow continues to manage its COVID-19 response with health and safety concerns as a top priority. In the third quarter, our Business Continuity Task Force focused on maintaining protocols that have allowed us to keep our team and customers healthy and our branches open. We actively monitor developments, and if future restrictions are imposed, we are confident in our ability to continue to provide essential banking services and meet our customers' needs.

"Throughout this pandemic, Arrow has remained strong, and we delivered again for our shareholders in the third quarter with solid earnings, and both a cash and stock dividend," said Thomas J. Murphy, President and CEO. "We continued to assist our customers and communities with temporary financial assistance, stimulus program support, and forgiveness assistance for our 1,400 Small Business Administration Paycheck Protection Program borrowers. As these challenging times continue, I thank our team for their commitment to safety while also demonstrating flexibility in adapting to the changing needs of our customers."

In the third quarter, Arrow opened a Saratoga National Bank Branch as well as a Capital Region Business Development Office in Latham, NY. Both locations continue our forward momentum and expansion into the Capital Region. Also in the third quarter, Arrow closed the Glens Falls National Bank Route 9 Queensbury Branch, consolidating the operations of that branch with those of other nearby branches.

The following expands on our COVID-19 response:

COVID-19 Safety Measures: Throughout the third quarter, Arrow maintained open lobbies for the majority of its bank branches and insurance offices. Safety measures continue to be followed, including clear shields for desks and teller lines, hand sanitizing stations, required face coverings, and social distancing markers. Traffic to lobbies is stable, and we continue to promote usage of no-contact alternatives such as digital banking, drive-ins and ATMs. While some positions have returned to the office, a significant portion of the Arrow workforce remains remote as part of our risk-mitigation strategy. Additionally, employee travel remains paused, self-quarantine protocol is in place for personal travel to hot spots, in-person meetings are minimized, social distancing is strongly enforced, and increased cleaning and sanitizing of our locations continues. We believe these measures have helped to keep our workforce healthy and has aided in community efforts to slow the spread of the COVID-19 virus in our footprint. We will continue to utilize these measures as appropriate based on public health guidance.

COVID-19 Customer Support: During the third quarter, support continued for customers experiencing financial hardship. We worked closely with individuals and businesses seeking temporary financial assistance. On the small business side, support for Small Business Administration Paycheck Protection Program borrowers shifted from taking new applications to preparing for loan forgiveness. In total, we have assisted more than 1,400 small businesses, and more than $142.7 million in such loans have been funded. Our team has engaged in regular communication around the ever-changing guidelines and the start of our digital forgiveness application process.

COVID-19 Operational Impact: While COVID-19 did not have a material adverse effect on our third quarter 2020 financial results, we are actively monitoring the impact of the pandemic on our business and results of operations and we can make no assurance as to the future negative impact on our operations or results. Currently, all of our banking locations and some of our insurance locations are open to the public, and through a mix of onsite and remote work amongst our team, we continue to meet customer needs and deliver high-quality service daily.

The following expands upon our third quarter financial results:

Loan Growth: Total loans reached $2.6 billion as of September 30, 2020, which represents an increase of $256.9 million, or 11.0%, from September 30, 2019. Loan growth for the third quarter of 2020 was $30.5 million. The consumer loan portfolio grew by $43.7 million, or 5.4%, as compared to September 30, 2019, primarily within the indirect automobile lending program. Total outstanding residential real estate loans increased $36.2 million, or 4.1%, as compared to September 30, 2019. Total outstanding commercial loans increased $176.9 million, or 27.6%, as compared to September 30, 2019. The increase in commercial loans includes $142.7 million in Small Business Administration Paycheck Protection Program loans.

Deposit Growth: At September 30, 2020, deposit balances reached $3.3 billion, up $650.3 million, or 24.9%, from the prior-year level. Deposit growth for the third quarter of 2020 was $196.1 million. Noninterest-bearing deposits represented 21.1% of total deposits at September 30, 2020, compared to 19.8% of total deposits on September 30, 2019. At September 30, 2020, other time deposits were $194.1 million, a decrease of $75.6 million compared to the prior year. Municipal deposits increased $218.8 million, or 34.6% from September 30, 2019.

Net Interest Income: Net interest income for the third quarter increased to $24.9 million, up 11.6% from $22.3 million in the comparable quarter of 2019. The net interest margin was 2.90% for the quarter, compared to 3.07% for the third quarter of 2019. The decrease in net interest margin from the prior year was due to a variety of factors, including lower interest rates, increased cash balances and the impact of participating in the Small Business Administration Paycheck Protection Program.

Noninterest Income: Noninterest income for the three months ended September 30, 2020 was $8.7 million, compared to $7.7 million in the comparable 2019 quarter. For the third quarter of 2020, the net gain on the sale of loans was $1.4 million. In addition, income from fiduciary activities for the three months ended September 30, 2020 increased over the comparable quarter of 2019.

Noninterest Expense: Noninterest expense for the third quarter of 2020 increased 4.1% to $17.5 million, from $16.8 million for the third quarter of 2019. Salaries and benefits increased $393 thousand. In the third quarter, both the Saratoga National Bank Latham Branch and the Capital Region Business Development Office opened, increasing occupancy expenses for the quarter.

Provision for Income Taxes: The provision for income taxes was $2.8 million for the third quarter of 2020, compared to $2.6 million for the same quarter of 2019. The effective income tax rates for the nine month periods ended September 30, 2020 and 2019 were 20.7% and 20.3%, respectively.

Asset Quality: Asset quality remained strong at September 30, 2020, with continued low levels of nonperforming loans and net charge-offs. Nonperforming loans at September 30, 2020, were $6.3 million, up $1.6 million from the level at September 30, 2019. Net charge-offs, expressed as an annualized percentage of average loans outstanding, were 0.02% for the three month period ended September 30, 2020, a decrease from 0.05% for the three month period ended September 30, 2019. The allowance for loan losses was $28.4 million at September 30, 2020, which represented 1.10% of loans outstanding, as compared to 0.90% at September 30, 2019. Loan loss provision expense for the third quarter of 2020 was $2.3 million, up $1.8 million from the provision for loan losses for the comparable 2019 quarter. Although credit quality remains strong, the increase in provision for loan losses reflects the uncertainty resulting from the COVID-19 pandemic.

Liquidity: At September 30, 2020, Arrow’s liquidity position was strong. Deposit growth for the third quarter of 2020 was $196.1 million and interest-bearing cash balances at September 30, 2020 were $396.4 million. Arrow continues to be well-prepared to address volatility due to the COVID-19 pandemic, which may affect current cash and deposit balances. At September 30, 2020, contingent collateralized lines of credit were established and available through the Federal Home Loan Bank of New York and Federal Reserve Bank, totaling $1.3 billion. Arrow also has additional liquidity options available to it including unsecured lines of credit, such as Fed Funds and brokered markets.

Capital: Total stockholders’ equity was $325.7 million at September 30, 2020, up $33.4 million, or 11.4%, from September 30, 2019. Arrow's consistent earnings and measured dividend practices have created strong capital reserves, which make the company well-positioned to address the uncertainties related to the COVID-19 pandemic. Overall regulatory capital ratios also remained strong in 2020, with Arrow's common equity tier 1 ratio estimated to be 13.20% and the total risk-based capital ratio estimated to be 15.28% at September 30, 2020. These capital levels at Arrow and both of the subsidiary banks continue to exceed the "well capitalized" regulatory standard.

Cash and Stock Dividends: On September 15, 2020, the Company distributed a cash dividend of $0.26 per share. The cash dividend was 3% higher than the cash dividend paid by the Company in the third quarter of 2019 when adjusted for the 3% stock dividend distributed on September 27, 2019. Additionally, a 3% stock dividend was distributed on September 25, 2020. This is the 12th consecutive year the Company has declared a stock dividend.

Industry Recognition: Both of Arrow's banking subsidiaries, Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company, continue to hold BauerFinancial, Inc. 5-Star Superior Bank ratings.
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About Arrow: Arrow Financial Corporation is a multi-bank holding company headquartered in Glens Falls, New York, serving the financial needs of northeastern New York. The Company is the parent of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company. Other subsidiaries include Upstate Agency, LLC and North Country Investment Advisers, Inc.

Non-GAAP Financial Measures Reconciliation: In addition to presenting information in conformity with accounting principles generally accepted in the United States of America (GAAP), this news release contains financial information determined by methods other than GAAP (non-GAAP). The following measures used in this release, which are commonly utilized by financial institutions, have not been specifically exempted by the Securities and Exchange Commission ("SEC") and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules. Certain non-GAAP financial measures include: tangible equity, return on tangible equity, tax-equivalent adjustment and related net interest income, tax-equivalent, and the efficiency ratio. Management believes that the non-GAAP financial measures disclosed by the Company from time to time are useful in evaluating the Company's performance and that such information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Non-GAAP financial measures may differ from similar measures presented by other companies. See the reconciliation of GAAP to non-GAAP measures in the section "Selected Quarterly Information."

Safe Harbor Statement: The information contained in this news release may contain statements that are not historical in nature but rather are based on management’s beliefs, assumptions, expectations, estimates and projections about the future, including, in particular, statements regarding the uncertainty surrounding the COVID-19 pandemic. These statements may be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, involving a degree of uncertainty and attendant risk. In the case of all forward-looking statements, actual outcomes and results may differ materially from what the statements predict or forecast, explicitly or by implication. The Company undertakes no obligation to revise or update these forward-looking statements to reflect the occurrence of unanticipated events. This News Release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, and other filings with the Securities and Exchange Commission.

ARROW FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Amounts - Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30,
	2020	2019	2020	2019
INTEREST AND DIVIDEND INCOME
Interest and Fees on Loans	$24,706	$24,620	$74,657	$70,543
Interest on Deposits at Banks	64	182	229	572
Interest and Dividends on Investment Securities:
Fully Taxable	1,557	2,018	5,621	6,671
Exempt from Federal Taxes	969	1,132	3,017	3,606
Total Interest and Dividend Income	27,296	27,952	83,524	81,392
INTEREST EXPENSE
Interest-Bearing Checking Accounts	264	500	1,061	1,435
Savings Deposits	806	2,317	4,450	5,926
Time Deposits over $250,000	292	451	1,263	1,362
Other Time Deposits	576	1,255	2,360	3,099
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	17	28	55	75
Federal Home Loan Bank Advances	219	820	865	3,513
Junior Subordinated Obligations Issued to Unconsolidated Subsidiary Trusts	173	250	574	780
Interest on Financing Leases	49	28	148	71
Total Interest Expense	2,396	5,649	10,776	16,261
NET INTEREST INCOME	24,900	22,303	72,748	65,131
Provision for Loan Losses	2,271	518	8,083	1,445
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	22,629	21,785	64,665	63,686
NONINTEREST INCOME
Income From Fiduciary Activities	2,265	2,212	6,613	6,571
Fees for Other Services to Customers	2,619	2,623	7,348	7,570
Insurance Commissions	1,713	1,936	5,077	5,590
Net (Loss) Gain on Securities	(72)	146	(552)	222
Net Gain on Sales of Loans	1,433	257	2,193	501
Other Operating Income	739	517	2,876	1,020
Total Noninterest Income	8,697	7,691	23,555	21,474
NONINTEREST EXPENSE
Salaries and Employee Benefits	10,408	10,015	31,003	29,061
Occupancy Expenses, Net	1,427	1,324	4,221	4,023
Technology and Equipment Expense	3,228	3,305	9,807	9,689
FDIC Assessments	309	(480)	770	(56)
Other Operating Expense	2,115	2,627	6,685	7,634
Total Noninterest Expense	17,487	16,791	52,486	50,351
INCOME BEFORE PROVISION FOR INCOME TAXES	13,839	12,685	35,734	34,809
Provision for Income Taxes	2,793	2,618	7,402	7,074
NET INCOME	$11,046	$10,067	$28,332	$27,735
Average Shares Outstanding [1]:
Basic	15,472	15,404	15,453	15,375
Diluted	15,481	15,441	15,467	15,417
Per Common Share:
Basic Earnings	$0.71	$0.65	$1.83	$1.80
Diluted Earnings	0.71	0.65	1.83	1.80
[1] 2019 Share and Per Share Amounts have been restated for the September 25, 2020, 3% stock dividend.

ARROW FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share and Per Share Amounts - Unaudited)

	September 30, 2020	December 31, 2019	September 30, 2019
ASSETS
Cash and Due From Banks	$54,286	$47,035	$65,882
Interest-Bearing Deposits at Banks	396,380	23,186	26,416
Investment Securities:
Available-for-Sale at Fair Value	374,928	357,334	314,182
Held-to-Maturity (Approximate Fair Value of $233,501 at September 30, 2020; $249,618 at December 31, 2019; and $259,128 at September 30, 2019)	224,799	245,065	255,095
Equity Securities	1,511	2,063	1,996
FHLB and Federal Reserve Bank Stock	5,574	10,317	6,627
Loans	2,592,455	2,386,120	2,335,591
Allowance for Loan Losses	(28,446)	(21,187)	(20,931)
Net Loans	2,564,009	2,364,933	2,314,660
Premises and Equipment, Net	42,075	40,629	40,228
Goodwill	21,873	21,873	21,873
Other Intangible Assets, Net	1,789	1,661	1,713
Other Assets	90,460	70,179	64,150
Total Assets	$3,777,684	$3,184,275	$3,112,822
LIABILITIES
Noninterest-Bearing Deposits	690,232	484,944	516,876
Interest-Bearing Checking Accounts	912,980	689,221	801,446
Savings Deposits	1,354,956	1,046,568	929,691
Time Deposits over $250,000	112,555	123,968	96,770
Other Time Deposits	194,135	271,353	269,764
Total Deposits	3,264,858	2,616,054	2,614,547
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	73,949	51,099	72,869
Federal Home Loan Bank Overnight Advances	—	130,000	48,000
Federal Home Loan Bank Term Advances	50,000	30,000	30,000
Junior Subordinated Obligations Issued to Unconsolidated Subsidiary Trusts	20,000	20,000	20,000
Finance Leases	5,228	5,254	5,263
Other Liabilities	37,989	30,140	29,915
Total Liabilities	3,452,024	2,882,547	2,820,594
STOCKHOLDERS’ EQUITY
Preferred Stock, $1 Par Value and 1,000,000 Shares Authorized at September 30, 2020, December 31, 2019 and September 30, 2019	—	—	—
Common Stock, $1 Par Value; 30,000,000 Shares Authorized (20,194,474 Shares Issued at September 30, 2020 and 19,606,449 at December 31, 2019 and September 30, 2019)	20,194	19,606	19,606
Additional Paid-in Capital	353,062	335,355	334,597
Retained Earnings	33,434	33,218	27,375
Unallocated ESOP Shares (None at September 30, 2020 and December 31, 2019 and 5,151 Shares at September 30, 2019)	—	—	(100)
Accumulated Other Comprehensive Loss	(253)	(6,357)	(8,979)
Treasury Stock, at Cost (4,705,102 Shares at September 30, 2020; 4,608,258 Shares at December 31, 2019 and 4,632,657 Shares at September 30, 2019)	(80,777)	(80,094)	(80,271)
Total Stockholders’ Equity	325,660	301,728	292,228
Total Liabilities and Stockholders’ Equity	$3,777,684	$3,184,275	$3,112,822

Arrow Financial Corporation
Selected Quarterly Information
(Dollars In Thousands, Except Per Share Amounts - Unaudited)

Quarter Ended	9/30/2020	6/30/2020	3/31/2020	12/31/2019	9/30/2019
Net Income	$11,046	$9,159	$8,127	$9,740	$10,067
Transactions in Net Income (Net of Tax):
Net Changes in Fair Value of Equity Investments	(53)	(80)	(279)	50	109

Share and Per Share Data:[1]
Period End Shares Outstanding	15,489	15,461	15,432	15,448	15,418
Basic Average Shares Outstanding	15,472	15,441	15,446	15,427	15,404
Diluted Average Shares Outstanding	15,481	15,448	15,476	15,476	15,441
Basic Earnings Per Share	$0.71	$0.59	$0.53	$0.63	$0.65
Diluted Earnings Per Share	0.71	0.59	0.53	0.63	0.65
Cash Dividend Per Share	0.252	0.252	0.252	0.252	0.245

Selected Quarterly Average Balances:
Interest-Bearing Deposits at Banks	$242,928	$155,931	$32,787	$28,880	$27,083
Investment Securities	592,457	607,094	603,748	582,982	545,073
Loans	2,582,253	2,518,198	2,394,346	2,358,110	2,308,879
Deposits	3,082,499	2,952,432	2,670,009	2,607,421	2,472,528
Other Borrowed Funds	136,117	129,383	170,987	177,877	231,291
Shareholders' Equity	324,269	316,380	306,527	296,124	289,016
Total Assets	3,583,322	3,437,155	3,180,857	3,113,114	3,023,043
Return on Average Assets, annualized	1.23%	1.07%	1.03%	1.24%	1.32%
Return on Average Equity, annualized	13.55%	11.64%	10.66%	13.05%	13.82%
Return on Average Tangible Equity, annualized [2]	14.61%	12.58%	11.55%	14.18%	15.05%
Average Earning Assets	$3,417,638	$3,281,223	$3,030,881	$2,969,972	$2,881,035
Average Paying Liabilities	2,545,435	2,457,690	2,362,515	2,293,804	2,213,642
Interest Income	27,296	28,002	28,226	28,367	27,952
Tax-Equivalent Adjustment [3]	284	281	288	321	344
Interest Income, Tax-Equivalent [3]	27,580	28,283	28,514	28,688	28,296
Interest Expense	2,396	3,160	5,220	5,449	5,649
Net Interest Income	24,900	24,842	23,006	22,918	22,303
Net Interest Income, Tax-Equivalent [3]	25,184	25,123	23,294	23,239	22,647
Net Interest Margin, annualized	2.90%	3.05%	3.05%	3.06%	3.07%
Net Interest Margin, Tax-Equivalent, annualized [3]	2.93%	3.08%	3.09%	3.10%	3.12%

Efficiency Ratio Calculation: [4]
Noninterest Expense	$17,487	$17,245	$17,754	$17,099	$16,791
Less: Intangible Asset Amortization	56	57	58	60	61
Net Noninterest Expense	$17,431	$17,188	$17,696	$17,039	$16,730
Net Interest Income, Tax-Equivalent	$25,184	$25,123	$23,294	$23,238	$22,647
Noninterest Income	8,697	7,164	7,694	7,081	7,691
Less: Net Changes in Fair Value of Equity Invest.	(72)	(106)	(374)	67	146
Net Gross Income	$33,953	$32,393	$31,362	$30,252	$30,192
Efficiency Ratio	51.34%	53.06%	56.42%	56.32%	55.41%

Period-End Capital Information:
Total Stockholders' Equity (i.e. Book Value)	$325,660	$317,687	$309,398	$301,728	$292,228
Book Value per Share [1]	21.03	20.55	20.05	19.53	18.95
Goodwill and Other Intangible Assets, net	23,662	23,535	23,513	23,534	23,586
Tangible Book Value per Share [1,2]	19.50	19.03	18.53	18.01	17.42

Capital Ratios:[5]
Tier 1 Leverage Ratio	9.17%	9.32%	9.87%	9.98%	10.04%
Common Equity Tier 1 Capital Ratio	13.20%	13.07%	12.84%	12.94%	12.93%
Tier 1 Risk-Based Capital Ratio	14.06%	13.94%	13.72%	13.83%	13.85%
Total Risk-Based Capital Ratio	15.28%	15.10%	14.76%	14.78%	14.81%

Assets Under Trust Admin. & Investment Mgmt.	$1,537,128	$1,502,866	$1,342,531	$1,543,653	$1,485,116

Arrow Financial Corporation
Selected Quarterly Information - Continued
(Dollars In Thousands, Except Per Share Amounts - Unaudited)

Footnotes:

1.	Share and Per Share Data have been restated for the September 25, 2020, 3% stock dividend.

2.	Non-GAAP Financial Measures Reconciliation: Tangible Book Value and Tangible Equity exclude goodwill and other intangible assets, net from total equity. These are non-GAAP financial measures which Arrow believes provides investors with information that is useful in understanding its financial performance.
		9/30/2020	6/30/2020	3/31/2020	12/31/2019	9/30/2019
	Total Stockholders' Equity (GAAP)	$325,660	$317,687	$309,398	$301,728	$292,228
	Less: Goodwill and Other Intangible assets, net	23,662	23,535	23,513	23,534	23,586
	Tangible Equity (Non-GAAP)	$301,998	$294,152	$285,885	$278,194	$268,642

	Period End Shares Outstanding	15,489	15,461	15,432	15,448	15,418
	Tangible Book Value per Share (Non-GAAP)	$19.50	$19.03	$18.53	$18.01	$17.42
	Net Income	11,046	9,159	8,127	9,740	10,067
	Return on Average Tangible Equity (Net Income/Tangible Equity - Annualized)	14.61%	12.58%	11.55%	14.18%	15.05%

3.	Non-GAAP Financial Measures Reconciliation: Net Interest Margin, Tax-Equivalent is the ratio of our annualized tax-equivalent net interest income to average earning assets. This is also a non-GAAP financial measure which Arrow believes provides investors with information that is useful in understanding its financial performance.

		9/30/2020	6/30/2020	3/31/2020	12/31/2019	9/30/2019
	Interest Income (GAAP)	$27,296	$28,002	$28,226	$28,367	$27,952
	Add: Tax-Equivalent adjustment (Non-GAAP)	284	281	288	321	344
	Interest Income - Tax Equivalent (Non-GAAP)	$27,580	$28,283	$28,514	$28,688	$28,296
	Net Interest Income (GAAP)	$24,900	$24,842	$23,006	$22,918	$22,303
	Add: Tax-Equivalent adjustment (Non-GAAP)	284	281	288	321	344
	Net Interest Income - Tax Equivalent (Non-GAAP)	$25,184	$25,123	$23,294	$23,239	$22,647
	Average Earning Assets	$3,417,638	$3,281,223	$3,030,881	$2,969,972	$2,881,035
	Net Interest Margin (Non-GAAP)*	2.93%	3.08%	3.09%	3.10%	3.12%

4.	Non-GAAP Financial Measures: Financial Institutions often use the "efficiency ratio", a non-GAAP ratio, as a measure of expense control. Arrow believes the efficiency ratio provides investors with information that is useful in understanding its financial performance. Arrow defines efficiency ratio as the ratio of noninterest expense to net gross income (which equals tax-equivalent net interest income plus noninterest income, as adjusted).

5.
For the current quarter, all of the regulatory capital ratios in the table above, as well as the Total Risk-Weighted Assets and Common Equity Tier 1 Capital amounts listed in the table below, are estimates based on, and calculated in accordance with, bank regulatory capital rules. All prior quarters reflect actual results. The CET1 ratio at September 30, 2020 listed in the tables (i.e., 13.20%) exceeds the sum of the required minimum CET1 ratio plus the fully phased-in Capital Conservation Buffer (i.e., 7.00%).

		9/30/2020	6/30/2020	3/31/2020	12/31/2019	9/30/2019
	Total Risk Weighted Assets	$2,321,637	$2,283,430	$2,275,902	$2,237,127	$2,184,214
	Common Equity Tier 1 Capital	306,356	298,362	292,165	289,409	282,485
	Common Equity Tier 1 Ratio	13.20%	13.07%	12.84%	12.94%	12.93%

     * Quarterly ratios have been annualized

Arrow Financial Corporation
Consolidated Financial Information
(Dollars in Thousands - Unaudited)

Quarter Ended:	9/30/2020	12/31/2019	9/30/2019
Loan Portfolio
Commercial Loans	$275,921	$150,660	$142,135
Commercial Real Estate Loans	541,233	510,541	498,083
Subtotal Commercial Loan Portfolio	817,154	661,201	640,218
Consumer Loans	849,526	811,198	805,798
Residential Real Estate Loans	925,775	913,721	889,575
Total Loans	$2,592,455	$2,386,120	$2,335,591
Allowance for Loan Losses
Allowance for Loan Losses, Beginning of Quarter	$26,300	$20,931	$20,695
Loans Charged-off	(392)	(503)	(402)
Less Recoveries of Loans Previously Charged-off	267	125	120
Net Loans Charged-off	(125)	(378)	(282)
Provision for Loan Losses	2,271	634	518
Allowance for Loan Losses, End of Quarter	$28,446	$21,187	$20,931
Nonperforming Assets
Nonaccrual Loans	$6,004	$4,005	$3,465
Loans Past Due 90 or More Days and Accruing	121	253	1,066
Loans Restructured and in Compliance with Modified Terms	157	143	150
Total Nonperforming Loans	6,282	4,401	4,681
Repossessed Assets	126	139	76
Other Real Estate Owned	—	1,122	1,198
Total Nonperforming Assets	$6,408	$5,662	$5,955

Key Asset Quality Ratios
Net Loans Charged-off to Average Loans, Quarter-to-date Annualized	0.02%	0.06%	0.05%
Provision for Loan Losses to Average Loans, Quarter-to-date Annualized	0.35%	0.11%	0.09%
Allowance for Loan Losses to Period-End Loans	1.10%	0.89%	0.90%
Allowance for Loan Losses to Period-End Nonperforming Loans	452.82%	481.41%	447.15%
Nonperforming Loans to Period-End Loans	0.24%	0.18%	0.20%
Nonperforming Assets to Period-End Assets	0.17%	0.18%	0.19%

Nine Month Period Ended:
Allowance for Loan Losses
Allowance for Loan Losses, Beginning of Year	$21,187		$20,196
Loans Charged-off	(1,360)		(1,232)
Less Recoveries of Loans Previously Charged-off	536		522
Net Loans Charged-off	(824)		(710)
Provision for Loan Losses	8,083		1,445
Allowance for Loan Losses, End of Period	$28,446		$20,931

Key Asset Quality Ratios
Net Loans Charged-off to Average Loans, Annualized	0.04%		0.04%
Provision for Loan Losses to Average Loans, Annualized	0.43%		0.09%